Exhibit 4.2


							As of June 30, 2000


Trans World Entertainment
  Corporation
38 Corporate Circle
Albany, New York 12203

Record Town, Inc.
38 Corporate Circle
Albany, New York 12203

	Re:	Amendment No. 5  to Loan and Security Agreement

Ladies and Gentlemen:

	Reference is made to the Loan and Security Agreement, dated July 9, 1997 (the "Loan Agreement"), by and among Congress Financial Corporation ("Lender"), Trans World Entertainment Corporation ("TWE"), Record Town, Inc. ("RTI"), Record Town Minnesota, Inc. ("RT Minnesota"), and Record Town Michigan, Inc. ("RT Michigan"; together with TWE, Record Town and RT Minnesota, each, individually, a "Borrower" and, collectively, "Borrowers"), as amended by Amendment No. 1 to Loan and Security Agreement, dated as of February 17, 1998, Amendment No. 2 to Loan and Security Agreement, dated May 29, 1998, Amendment No. 3 to Loan and Security Agreement, dated as of December 31, 1998, as amended by this Amendment No. 4 to Loan and Security Agreement (this "Amendment "), dated as of the date hereof, together with all other agreements, documents, supplements and instruments now or at any time hereafter executed and/or delivered by Borrowers and Media Logic, Inc. ("MLI"), Trans World Fixture Company, Inc. ("TWFC"), Movies Plus, I nc. ("Movies Plus"), Records and Such, Inc. ("R&S"), Saturday Matinee, Inc. ("SMI"), Trans World Management Company, Inc. ("TW Management"), Trans World New York, LLC ("TW New York LLC") and TWEC.com LLC ("TWEC LLC"; together with MLI, TWFC, Movies Plus, R&S, SMI, TW Management and TW New York LLC, each, individually, a "Guarantor" and, collectively, "Guarantors"), or any other person, with, to or in favor of Lender in connection therewith (all of the foregoing, together with this Amendment and the agreements and instruments delivered hereunder, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, collectively, the "Financing Agreements"). All capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Loan Agreement as amended hereby.

	Borrowers and Guarantors have requested that Lender enter into certain amendments to the Financing Agreements to (a) reduce the Interest Rate on Eurodollar Rate Loans, (b) revise certain of the terms under which Borrowers are permitted to make certain investments, (c) permit Borrowers to make certain automatic overnight investments of funds credited to the Blocked Accounts that are the subject of the Blocked Account Agreement with LaSalle National Bank , and (d) extend the term of the Financing Agreements. Lender is willing to do so to the extent and subject to the terms and conditions set forth herein.

	In addition, Borrowers and Guarantors have informed Lender that Camelot Music Holdings, Inc. ("Camelot"), a wholly owned subsidiary of TWE, and each of the subsidiaries of Camelot have transferred, assigned and sold to Borrowers and Guarantors substantially all of the assets and properties of Camelot and its subsidiaries (the "Camelot Assets" as hereinafter further defined) and Borrowers and Guarantors have requested that Lender consent to such acquisition by Borrowers and Guarantors of the Camelot Assets from Camelot and its subsidiaries. Lender is willing to do so to the extent and subject to the terms and conditions set forth herein.

	The parties hereto wish to enter into this Amendment to evidence and effectuate such consents and amendments and certain other agreements relating thereto, in each case subject to the terms and conditions and to the extent set forth herein.

	In consideration of the premises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

	1.  Definitions.

		(a)	Additional Definitions.  As used herein or in any of the other
Financing Agreements, the following terms shall have the meanings given to them below, and the Loan Agreement shall be deemed and is hereby amended to include, in addition and not in limitation, the following definitions:

		(i)		"Camelot Assets" shall mean all of the assets and properties that were owned by Camelot or any of the subsidiaries of Camelot before the consummation of the transactions contemplated by the Camelot Purchase Agreements and are or have been owned or acquired by Borrowers or Guarantors at any time after the effectiveness of the transactions contemplated by the Camelot Purchase
Agreements, including, without limitation, all Accounts, Inventory, Equipment,
Real Property, in each case, wherever located.

		(ii)		"Camelot Purchase Agreements" shall mean, collectively, all
agreements, documents, instruments, bills of sale, assignment and assumption agreement, and other instruments of transaction, and all related agreements, documents and instruments executed, delivered or filed in connection therewith, or otherwise evidencing the sale, transfer or assignment of the Camelot assets by Camelot and its subsidiaries to Borrowers and Guarantors, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

		(iii) 	"Cash Equivalents" shall mean, at any time, (A) any evidence of
 Indebtedness with a maturity date of three hundred sixty-five (365) days or less issued or directly and fully guaranteed or insured by the United States of
 America or any agency or instrumentality thereof; provided, that, the full faith and credit of the United States of America is pledged, directly or indirectly, in support thereof; (B) certificates of deposit or bankers'
 acceptances with a maturity of three hundred sixty-five (365) days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than
 $250,000,000; (C) commercial paper (including variable rate demand notes), corporate bonds, notes and medium term notes with a maturity of three hundred sixty-five (365) days or less issued by a corporation (except an Affiliate of
 Borrower) organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by Standard & Poor's Ratings
 Service, a division of The McGraw-Hill Companies, Inc. or at least P-1 by
 Moody's Investors Service, Inc.; (D) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (A) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than $250,000,000; (E)
 repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of
 America or issued by any governmental agency thereof and backed, directly or indirectly, by the full faith and credit of the United States of America, in each case maturing within three hundred sixty-five (365) days or less from the date of acquisition; provided, that, the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository
 Institutions with Securities Dealers and Others, a s adopted by the Comptroller of the Currency on October 31, 1985; and (F) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (A) through (E) above.

			(iv) "Eurodollar Investment Agreements" shall mean such agreements, documents and instruments that TWE may enter into after the date hereof in connection with the overnight investment of certain funds of Borrowers in
Eurodollar deposits to the extent provided in Section 4 hereof, as the same may hereafter exist when executed and delivered or may thereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

			(v) "LaSalle" shall mean LaSalle National Bank, a national banking association, and its successors and assigns.

			(vi) "LaSalle Blocked Account Agreement" shall mean the Amended and
Restated Blocked Account Agreement, dated as of November 10, 1997, among TWE,
Lender and LaSalle, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

		(b)	Amendments to Definitions.

			(i) The reference to the term "Blocked Account Agreement" in the
Loan Agreement and the other Financing Agreements shall include, without limitation, the LaSalle Blocked Account Agreement.

			(ii) Effective with respect to interest accruing on and after July
1, 2000, all references to the term "Interest Rate" contained in Section 1.31 of the Loan Agreement shall be deemed and each such reference is hereby amended to mean, as to Prime Rate Loans, a rate per annum equal to the Prime Rate and, as to Eurodollar Rate Loans, a rate of one and sixty-five hundredths (1.65%)
percent per annum in excess of the Adjusted Eurodollar Rate (based on the
Eurodollar Rate applicable for the Interest Period selected by Borrowers or by
TWE on behalf of Borrowers as in effect three (3) Business Days after the date of receipt by Lender of the request by Borrowers or by TWE on behalf of
Borrowers for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to such
Borrower); provided, that:  the Interest Rate shall be increased to a rate two
(2%) percent per annum in excess of the pre-default variable rate as to Prime
Rate Loans and to a rate two (2%) percent per annum in excess of the pre-default variable rate as to Eurodollar Rate Loans, at Lender's option, without prior notice, (A) for the period on and after (i) the date of termination or non-renewal hereof and until such time as all non-contingent Obligations are fully and finally paid (notwithstanding entry of any judgment against any
Borrower), or (ii) the date of the occurrence of any Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default, and for so long as such Event of Default or other event is continuing and (B) on the Loans at any time outstanding in excess of the amounts available to a Borrower under Section 2 hereof (whether or not such excess(es), arise or are made with or without Lender's knowledge or consent and whether made before or after an Event of Default); provided, further, that Lender will notify
Borrower of Lender's implementation of the increased Interest Rate under the preceding proviso and the effective date thereof, which may be retroactive to the date of the event or circumstance under the preceding proviso giving rise to the option to increase such rate.

	2.  Loans, Investments and Guarantees.

		(a) Section 9.10 (b) of the Loan Agreement is hereby deleted and replaced with the following:

	"(b) investments in Cash Equivalents and investments in stock or obligations issued in settlement of claims against any non-affiliated person by reason of any bankruptcy case or composition or readjustment of debt or reorganization of any such non-affiliated person that is a debtor of any Borrower; provided, that, unless waived in writing by Lender, Borrowers shall take such actions as are deemed necessary by Lender to perfect its security interest in such Cash
Equivalents;"

		(b) Section 9.10(f) of the Loan Agreement is hereby amended by deleting clauses (B) and (C) in their entirety and replacing them with the following:

"(B) the aggregate amount of all such investments (whether with respect to Retailing Investments or Retailing Ventures or both) made by Borrowers after June 30, 2000 shall not exceed $50,000,000, (C) Borrowers shall have maintained not less than $25,000,000 of Excess Availability as of the close of business of each day during the period of thirty (30) consecutive days immediately preceding each such investment and after giving effect thereto,"

	3.  Term Section 12.1(a) of the Loan Agreement is hereby amended by deleting the first two sentences of that Section and replacing them with the following:

	"(a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on July 8, 2003 (the "Renewal Date"), and from year to year thereafter, unless sooner terminated pursuant to the terms hereof; provided, that, Lender may, at its option, extend the Renewal Date to July 8, 2004 by giving Borrower written notice at least sixty (60) days prior to July 8, 2003. Lender may terminate this Agreement and the other Financing Agreements effective on the Renewal Date or on the anniversary of the Renewal Date in any year by giving to Borrowers or TWE on behalf of Borrowers at least sixty (60) days prior written notice and Borrowers may terminate this Agreement at any time without premium or penalty, including, the payment of any prepayment or early termination fees; provided, that, this Agreement and all other Financing Agreements must be terminated simultaneously."

	4.  Overnight Investment of Certain Funds.

		(a) Notwithstanding anything to the contrary contained in Section 6.3 or
Section 9.10 of the Loan Agreement or the LaSalle Blocked Account Agreement, TWE
may, through a bank acceptable to Lender, invest in Eurodollar deposits on an overnight basis, that is, only between the close of business on each Business
Day and the opening of business on the next Business Day, those collected funds credited to the LaSalle Blocked Accounts (as defined in the LaSalle Blocked
Account Agreement), that have not become immediately available funds in time for remittance to the Payment Account by 11:00 a.m., Chicago, Illinois time (the
"Remittance Deadline") on each Business Day; provided, that, (i) Lender shall have received not less than thirty (30) Business Days' prior written notice of the intention of TWE to enter into the Eurodollar Investment Agreements, (ii)
Lender shall have received, in form and substance satisfactory to Lender, all
Eurodollar Investment Agreements, (iii) Lender shall have received, in form and sub stance satisfactory to Lender, a letter agreement among LaSalle, such
Eurodollar deposit bank, TWE and Lender with respect to the LaSalle Blocked
Account Agreement and the Eurodollar Investment Agreements providing for, among other things, that all funds so invested on a given Business Day pursuant to the
Eurodollar Investment Agreements shall be remitted to the Payment Account on the immediately succeeding Business Day prior to the Remittance Deadline and the acknowledgment of Lender's security interest in and lien on all such funds, (iv)
Borrowers shall have obtained or received all consents and approvals required of any Person in connection with the transactions contemplated by the Eurodollar
Investment Agreements, and (v) no Event of Default, or event, act or condition which with notice or passage of time or both would constitute and Event of
Default, shall exist or have occurred and be continuing.

		(b) Upon satisfaction of the conditions set forth in Section 4(a) hereof, TWE shall thereafter be permitted to invest funds in Eurodollar deposits on an overnight basis to the extent set forth in Section 4(a) hereof so long as:
(i) the outstanding amount of all Loans or Letter of Credit Accommodations
(after taking into account any credit balances of Borrowers as reflected on the books and records of Lender) shall be zero Dollars (-$0-), and (ii) no Event of Default, or event, act or condition which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred and be continuing. Without limiting Borrowers' obligation to cease making such investments upon the occurrence or existence of any one or more of the events, acts or conditions described in clause (i) or (ii), Lender may, at any time thereafter, instruct LaSalle and/or such Eurodollar deposit bank to cease arrangements for the investments permitted in Section 4(a) hereof, other than the return to the resp ective Blocked Accounts of the last overnight investment plus interest, gains and profits thereon.

	5.  Camelot Asset Acquisition.

		(a)	Notwithstanding anything to the contrary contained in Section 9.9 or
Section 9.10 of the Loan Agreement, Lender consents to the following:

			(i)	the purchase by certain of the Borrowers and Guarantors of the
Camelot Assets from Camelot and its subsidiaries and the sale, transfer and assignment by Camelot and its subsidiaries of the Camelot Assets to such
Borrowers and Guarantors pursuant to the Camelot Purchase Agreements;

			(ii)	the assumption by Borrowers and Guarantors of certain
liabilities of the Subsidiaries of Camelot in respect of the Camelot Assets pursuant to the Camelot Purchase Agreements;

		(b)	the consents contained in Section 5(a) hereof are subject,
nevertheless, to the satisfaction of each of the following conditions:

			(i)	promptly, but in any event within five (5) days after the date hereof, Borrowers and Guarantors shall have delivered true, correct and complete copies to Lender, of all of the Camelot Purchase Agreements, which shall be in form and substance satisfactory to Lender;

			(ii)	each of the Camelot Purchase Agreements and the transactions contemplated thereunder have been duly authorized, executed and delivered by the respective parties thereto prior to or contemporaneously with the effectiveness thereof;

			(iii) Borrowers and Guarantors have acquired all of the right, title and interest in and to the Purchased Assets, free and clear of all liens, claims, charges and encumbrances, except as may be permitted by the Loan
Agreement and the other Financing Agreements;

			(iv) all actions and proceedings required by the Camelot Purchase
Agreements, applicable law or regulation and the transactions contemplated thereby have been duly and validly taken in accordance with the terms thereof, and all required consents thereto under any agreement, document or instrument to which any of Borrowers or Guarantors, or any of Camelot or its subsidiaries, is a party or by which any of its or their properties are bound, and all applicable consents or approvals of governmental authorities, have been obtained;

			(v)	no court of competent jurisdiction has issued any injunction, restraining order or other order then subsisting which prohibits consummation of the transactions described in the Camelot Purchase Agreements, and no governmental or other action or proceeding has been threatened or commenced seeking any injunction, restraining order or other order which seeks to void or otherwise modify the transactions described in or contemplated by the Camelot
Purchase Agreements;

			(vi) after giving effect to the purchase by Borrowers and Guarantors of the Camelot Assets from Camelot and its subsidiaries and the sale, transfer and assignment of the Camelot Assets by Camelot and its subsidiaries to
Borrowers and Guarantors in accordance with the terms and conditions of the
Camelot Purchase Agreements and after giving effect to the transactions contemplated by the Camelot Purchase Agreements, no Event of Default shall exist or have occurred and no event or condition shall have occurred or exist which with notice or passage of time or both would constitute an Event of Default; and

			(vii) promptly, but in any event within not less than thirty (30)
days after the date hereof, Borrowers and Guarantors shall deliver to Lender, in form and substance satisfactory to Lender, such agreements, documents and instruments as Lender may request to comply with the terms and conditions of the
Loan Agreement and the other Financing Agreements and otherwise to continue valid, first priority, perfected security interests in and liens on the
Collateral, except for liens permitted under the Financing Agreements, such agreements to include, without limitation, any amendments to the Loan Agreement or to any of the Financing Agreements, UCC financing statements and documents or agreements for filing with the United States Patent and Trademark Office.

		(c)	Each of Borrowers and Guarantors hereby acknowledges, confirms and agrees that Lender has and shall continue to have a perfected security interest in and lien upon all of the Collateral, including, without limitation, the
Camelot Assets, heretofore granted to Lender pursuant to the Financing
Agreements to secure the Obligations, as well as any Collateral otherwise granted to or held by Lender.

	      (d) Each of Borrowers and Guarantors hereby acknowledges, confirms and agrees that the Camelot Assets consisting of Inventory may be treated by Lender as Eligible Inventory for lending purposes under the Financing Agreements so long as the eligibility criteria set forth in the Loan Agreement shall have been satisfied as determined by Lender pursuant to the Financing Agreements, including, without limitation, the following:  (i) the delivery by Borrowers' to
Lender, at Lender's option, of a written appraisal, in form, scope and methodology, addressed to Lender or upon which Lender is expressly permitted to rely, prepared by an appraiser acceptable to Lender and at Borrowers' expense, with respect to the value of the Camelot Assets, and the preparation and delivery of any such appraisal shall be in addition to, and not in limitation of any requirement to prepare and deliver any other appraisal that may or is otherwise required by the Loan Agreement and the other Financing Agreements, and
(ii) the coope ration of Borrowers with Lender in conducting Lender's due diligence in respect of the Camelot Assets, including, but not limited to, a field examination, site visits, appraisal, and review of books and records in respect thereof, and in no event shall Lender be liable to Borrowers for any determination made by Lender, in good faith, with respect to its consideration of such matters.

	6. Amendment Fee. In addition to all other fees, charges, interest and expenses payable by Borrowers to Lender under the Financing Agreements, Borrowers shall pay to Lender a fee for entering into this Amendment in the amount of $150,000, which amount is fully earned and payable as of the date hereof and may, at Lender's option, be charged directly to Borrowers' Loan account maintained by Lender.

	7. Representations, Warranties and Covenants. Borrowers and Guarantors represent, warrant and covenant with and to Lender as follows, which representations, warranties and covenants are continuing and shall survive the execution and delivery hereof, the truth and accuracy of, or compliance with each, together with the representations, warranties and covenants in the other Financing Agreements, being a condition of the effectiveness of this Amendment and a continuing condition of the making or providing of any Revolving Loans or Letter of Credit Accommodations by Lender to Borrowers:

		(a)	This Amendment and each other agreement or instrument to be executed and delivered by each Borrower and Guarantor hereunder have been duly authorized, executed and delivered by all necessary action on the part of each
Borrower and Guarantor and, if necessary, their respective stockholders (with respect to any corporation) or members (with respect to any limited liability company), and is in full force and effect as of the date hereof, as the case may be, and the agreements and obligations of each Borrower and Guarantor, as the case may be, contained herein and therein constitute legal, valid and binding obligations of each of such Borrower and/or Guarantor, as the case may be, enforceable against them in accordance with their terms.


		(b)	Neither the execution and delivery of this Amendment, nor the modifications to the Financing Agreements contemplated by this Amendment (i)
shall violate any applicable law or regulation, or any order or decree of any court or any governmental instrumentality in any respect or (ii) does or shall conflict with or result in the breach of, or constitute a default in any respect under, any indenture, or any material mortgage, deed of trust, security agreement, agreement or instrument to which Borrower or any Guarantor is a party or may be bound, or (iii) violate any provision of the organizational documents of Borrower or Guarantors.

		(c)	All of the representations and warranties set forth in the Loan
Agreement as amended hereby, and the other Financing Agreements, are true and correct in all material respects after giving effect to the provisions of this
Amendment, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date.

	8. Conditions Precedent. The effectiveness of this Amendment and the agreement of Lender to the consents, modifications and amendments set forth in this Amendment are subject to the fulfillment of the following conditions precedent:

		(a) Lender shall have received an executed original or executed original counterparts of this Amendment (as the case may be), duly authorized, executed and delivered by the respective party or parties hereto;

		(b)	each of Borrowers and Guarantors shall deliver, or cause to be delivered, to Lender a true and correct copy of any consent, waiver or approval to or of this Amendment, which any Borrower or Guarantor is required to obtain from any other Person, and such consent, approval or waiver shall be in a form reasonably acceptable to Lender;

		(c)	all requisite corporate action and proceedings in connection with this Amendment and the documents and instruments to be delivered hereunder shall be in form and substance satisfactory to Lender, and Lender shall have received all information and copies of all documents, including, without limitation, records of requisite corporate action and proceedings which Lender may have reasonably requested in connection therewith, such documents where requested by
Lender or its counsel to be certified by appropriate corporate officers or governmental authorities; and

		(d)	no Event of Default shall exist or have occurred and no event or condition shall have occurred or exist which with notice or passage of time or both would constitute an Event of Default.

	9. Effect of this Amendment. This Amendment and the instruments and agreements delivered pursuant hereto constitute the entire agreement of the parties with respect to the subject matter hereof and thereof, and supersede all prior oral or written communications, memoranda, proposals, negotiations, discussions, term sheets and commitments with respect to the subject matter hereof and thereof. Except as expressly amended pursuant hereto, and except for the consents expressly set forth in Consent No. 1 to Loan Agreement, Consent No. 2 to Loan Agreement and Consent No. 3 to Loan Agreement, no other changes or modifications to the Financing Agreements or consents under any provisions thereof are intended or implied, and in all other respects the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof. To the extent of conflict between the terms of this Amendment and the other Financing Agreements, the terms of this Amendment shall cont rol. 10. Further Assurances. Borrowers shall execute and deliver such additional documents and take such additional action as may be reasonably requested by Lender to effectuate the provisions and purposes of this Amendment.

	11. Governing Law. The rights and obligations hereunder of each of the parties hereto shall be governed by and interpreted and determined in accordance with the internal laws of the State of New York (without giving effect to principles of conflicts of laws).

	12.  Binding Effect.  This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.








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	13.  Counterparts.  This Amendment may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.

	Please sign in the space provided below and return a counterpart of this Amendment, whereupon this Amendment, as so agreed to and accepted, shall become a binding agreement among Borrowers, Guarantors and Lender.

								Very truly yours,

								CONGRESS FINANCIAL CORPORATION

								By: _________________________________

								Title: ________________________________



AGREED TO AND ACCEPTED:

TRANS WORLD ENTERTAINMENT CORPORATION

By:

Title:


RECORD TOWN, INC.

By:

Title:

RECORD TOWN MICHIGAN, INC.

By:

Title:



[SIGNATURES CONTINUE ON NEXT PAGE]



[SIGNATURES CONTINUED FROM PREVIOUS PAGE]


RECORD TOWN MINNESOTA, INC.

By:

Title:


CONSENTED AND AGREED TO:

MEDIA LOGIC, INC.

By:

Title:

TRANS WORLD FIXTURE COMPANY, INC.

By:

Title:

MOVIES PLUS, INC.

By:

Title:



SATURDAY MATINEE, INC.

By:

Title:

RECORDS AND SUCH, INC.

:

Title:

[SIGNATURES CONTINUE ON NEXT PAGE]


[SIGNATURES CONTINUED FROM PREVIOUS PAGE]


TRANS WORLD NEW YORK, LLC

By: RECORD TOWN MICHIGAN, INC.,
	its sole member

	By:

	Title:


TRANS WORLD MANAGEMENT COMPANY, INC.

	By:

	Title:


TWEC.COM LLC

By: TRANS WORLD MANAGEMENT COMPANY, INC.,
	its sole member

	By:

	Title: